EXHIBIT 5.1

[Piper Rudnick LLP Logo]

June 21, 2004

Ladies and Gentlemen:

        We, as counsel to PEC Solutions, Inc., a Delaware corporation (the "Company"), hereby provide this opinion in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") registering 1,706,440 shares of Common Stock, par value $0.01 per share (the "Shares"), which are issuable pursuant to the exercise of options and other awards granted under the PEC Solutions, Inc. 2000 Stock Incentive Plan (the "Plan").

        We have examined copies of the Company's Certificate of Incorporation, By-Laws, the Plan, all resolutions adopted by the Company's Board of Directors relating to the above and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes, and authorities that we have deemed necessary to form a basis for this opinion. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to this opinion, we have relied on statements and certificates of officers and representatives of the Company and others.

        Based on the foregoing, we are of the opinion that the Shares issuable under the Plan have been duly authorized and will be (when issued, sold and delivered as authorized) validly issued, fully paid and non-assessable.

        The opinion set forth herein is limited to matters governed by the laws of the State of Delaware and the Federal laws of the United States of America, and we express no opinion as to any other laws.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                        Very truly yours,

                        /s/ PIPER RUDNICK LLP